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                                                                     EXHIBIT 3.6

                                    AMENDED
                           CERTIFICATE OF DESIGNATION
                                       OF
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                             A. H. BELO CORPORATION

         A. H. Belo Corporation (the "Corporation"), pursuant to Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby certifies the following:

         (1) No shares of the series A Junior Participating Preferred Stock of A. H. Belo Corporation have been issued.

         (2) Pursuant to the authority vested in the Board of Directors by the Corporation's Certificate of Incorporation, the Board of Directors, at a meeting duly convened and held on the 4th day of May, 1988, adopted the following resolution:

         RESOLVED, that the Certificate of Designation of Series A Junior Participating Preferred Stock of A. H. Belo Corporation is hereby amended pursuant to the amendments attached hereto as Appendix A.

         (3) The Series A Junior Participating Preferred Stock designated pursuant to a Certificate of Designation dated April 16, 1987, and filed with the Secretary of State of the State of Delaware on April 22, 1987, shall continue to be designated "Series A Junior Participating Preferred Stock."

         IN WITNESS WHEREOF, the Certificate of Amendment to Certificate of Designation is executed on behalf of the Corporation as of May 4, 1988.

                                         A. H. Belo Corporation

Attest:


By: /s/ MICHAEL J. McCARTHY              By: /s/ ROBERT W. DECHERD
   -----------------------------            ----------------------------------



Title:  Secretary                        Title: Chairman of the Board and CEO
      -------------------                      ------------------------------


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THE STATE OF TEXAS )
                   )
COUNTY OF DALLAS   )


         On the 29th day of April, 1988, before me personally appeared
Robert W. Decherd, the Chairman of A. H. Belo Corporation, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same in the capacity indicated, that it is the act and deed of such corporation, and that the facts stated therein are true.



                                           /s/DEAN H. BLYTHE
                                           ---------------------
                                           Notary Public


My commission expires:                     Dean H. Blythe
        3-12-90                            ---------------------
- ----------------------                     Print Name
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                                   APPENDIX A

                           Amendments to Certificate
                                 of Designation
                                       of
                 Series A Junior Participating Preferred Stock
                                       of
                             A. H. Belo Corporation

         The Certificate of Designation of the Series A Junior Participating Preferred Stock of A. H. Belo Corporation dated April 16, 1987, and filed with the Secretary of State of the State of Delaware on April 22, 1987, is amended as follows:

         1. Section I is amended by adding a new sentence at the end of this Section to read as follows:

         "For purposes of this Certificate of Designation, 'Common Stock' shall mean the common stock, par value $1.67 per share, of the Corporation, or if such Common Stock shall be issued and outstanding in series, the Series A Common Stock, Series B Common Stock, and/or Series C Common Stock."

         2. The first sentence of Section VIII (C) is amended in its entirety to read as follows:

         "(C)    Each share of Series A Preferred Stock to be redeemed pursuant to Paragraph A of this Section VIII shall be redeemed at a redemption price equal to, subject to the provision for adjustment hereinafter set forth, one hundred times the 'current per share market price' of Series A Common Stock, or if no Series A Common Stock is outstanding, the Common Stock, on the date of the mailing of the Notice of Redemption plus an amount equal to accrued and unpaid dividends on such shares (whether or not earned or declared) to the redemption date."

         3. The second paragraph of Section VIII (C) is amended in its entirety to read as follows:

         "The 'current per share market price' of the Common Shares on any date shall be deemed to be the average of the daily closing prices per share of such Common Shares (or, in the event issued and outstanding, Series A Common Shares) for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case reported in the principal consolidated transaction reporting system with respect to securities listed or
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         admitted to trading on the New York Stock Exchange or, if the Common
         Shares (or, in the event issued and outstanding, Series A Common Shares) are not listed or admitted on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares (or, in the event issued and outstanding, Series A Common Shares) are listed or admitted to trading, or, if the Common Shares (or, in the event issued and outstanding, Series A Common Shares) are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then is use, or, if on any such date the Common Shares (or, in the event issued and outstanding, Series A Common Shares) are not quoted by any organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares (or, in the event issued and outstanding, Series A Common Shares) selected by the Board of Directors of the Corporation. If on such date no such market maker is making a market in the Common Shares (or, in the event issued and outstanding, Series A Common Shares) the fair value of the Common Shares (or, in the event issued and outstanding, Series A Common Shares) on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Shares (or, in the event issued and outstanding, Series A Common Shares) are listed or admitted to trading is open to the transaction of business or, if the Common Shares (or, in the event issued and outstanding, Series A Common Shares) are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of Texas are not authorized or obligated by law or executive order to close.





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